Exhibit 10.1
Named Executive Officer Salary Actions

Name	2007 Salary	Increase	Percentage Increase	2008 Salary*
John D. Finnegan	$1,275,000	$0	0.0%	$1,275,000
John J. Degnan	$677,250	$33,850	5.0%	$711,100
Thomas F. Motamed	$761,250	$38,050	5.0%	$799,300
Michael O’Reilly	$703,500	$35,200	5.0%	$738,700
Paul J. Krump	$451,140	$18,860	4.2%	$470,000

*	Salary increases take effect on April 1, 2008.